Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Fourth Quarter Earnings and Announces 7.9% Increase in Quarterly Cash Dividend
Billings, MT - January 28, 2021 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the fourth quarter of 2020. For the quarter, the Company reported net income of $46.9 million, or $0.76 per share, which compares to net income of $48.3 million, or $0.76 per share, for the third quarter of 2020, and $52.4 million, or $0.80 per share, for the fourth quarter of 2019.
The fourth quarter of 2019 included acquisition costs of $0.7 million related to the acquisitions of Idaho Independent Bank (“IIBK”) and Community 1st Bank (“CMYF”), both of which were acquired on April 8, 2019. The acquisition costs negatively impacted earnings by $0.01 per share in the fourth quarter of 2019.
For the year ending December 31, 2020, the Company reported net income of $161.2 million, or $2.53 per share, compared to $181.0 million, or $2.83 per share, in 2019. Results in the 2019 period include acquisition costs of $20.3 million related to the acquisitions of IIBK and CMYF. The acquisition costs negatively impacted earnings by $0.24 per common share for 2019.
HIGHLIGHTS
•Net interest income increased $5.4 million, or 4.4%, to $128.4 million for the fourth quarter of 2020, from $123.0 million during the third quarter of 2020.
•Total assets increased $579.2 million, or 3.4%, for the fourth quarter of 2020 from $17,069.5 million for the third quarter of 2020, and increased $3,004.5 million, or 20.5%, from $14,644.2 million for the fourth quarter of 2019.
•Organic loan growth of 0.9% for the fourth quarter of 2020 or annualized growth of 3.6%, excluding the Paycheck Protection Program, or (PPP), loans.
•During 2020, the Company made approximately 11,700 PPP loans for $1.2 billion of which $0.5 billion, or 41.7%, were forgiven by the Small Business Administration as of December 31, 2020.
•Total deposits increased $334.6 million during the fourth quarter of 2020, or a 9.5% annualized growth rate.
•Non-performing assets decreased $9.6 million, or 16.0%, to $50.5 million for the fourth quarter of 2020, from $60.1 million for the third quarter of 2020 and decreased $6.6 million, or 11.6%, from $57.1 million for the fourth quarter of 2019.
•Criticized loans decreased $37.2 million, or 9.8%, compared to the third quarter of 2020 and $45.3 million, or 11.7%, compared to the fourth quarter of 2019.
•The Company had existing deferrals on approximately 295 loans totaling approximately $23.7 million as of December 31, 2020, or 0.24% of loans held for investment as of December 31, 2020. Additionally, as of December 31, 2020, the Company had forbearance requests granted on 29 residential mortgage loans totaling $9.0 million.
•The Company repurchased over 1.0 million common shares at an average price of $36.50 per share during the fourth quarter of 2020 and repurchased over 3.5 million shares of common stock at an average price of $32.62 during fiscal year 2020 as part of its previously announced stock repurchase program.
•The quarterly cash dividend increased 7.9% from the fourth quarter of 2020 and increased 32.3% from the fourth quarter of 2019.
•Book value per common share increased to $31.56 as of December 31, 2020, compared to $31.33 as of September 30, 2020, and $30.87 as of December 31, 2019.
“We delivered another quarter of strong performance to end 2020, as we continued to see economic strength throughout our markets that resulted in high quality lending opportunities, significant inflows of core deposits, and reductions in all of our problem loan categories,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc.

“Excluding PPP loans, our total loan balances increased at a 3.6% annualized rate in the fourth quarter with broad growth across our commercial, commercial real estate, and residential real estate portfolios, while total deposits increased at a 9.5% annualized rate. Given our continued strong deposit growth, we began increasing purchases of securities for our investment portfolio and retaining more of our residential mortgage loan production in order to redeploy some of our excess liquidity. We plan to continue this strategy in order to drive additional growth in net interest income.
“As we enter 2021, we believe we are very well positioned to capitalize on the significant population and employment growth we are seeing in many of our markets. The investments we have made in personnel, technology, and process improvements over the past several years have created a strong platform for generating organic growth, which we plan to continue supplementing with accretive transactions that expand our presence in higher growth markets. We are confident that we can continue to execute well on our growth strategies, drive a higher level of earnings, return more capital to shareholders, and further enhance the value of our franchise in the years ahead,” said Mr. Riley.
DIVIDEND DECLARATION
On January 28, 2021, the Company’s board of directors declared a dividend of $0.41 per common share, payable on February 19, 2021, to common stockholders of record as of February 9, 2021. The dividend equates to a 4.32% annualized yield based on the $37.95 per share average closing price of the Company’s common stock as reported on NASDAQ during the fourth quarter of 2020.
NET INTEREST INCOME
Net interest income increased by 4.4%, to $128.4 million, during the fourth quarter of 2020, compared to $123.0 million during the third quarter of 2020. During the fourth quarter of 2020, the Company earned a total of $16.7 million of interest income from activity associated with PPP lending as compared to $10.6 million during the third quarter of 2020. Net interest income increased $0.2 million, or 0.2%, during the fourth quarter of 2020, from $128.2 million during the fourth quarter of 2019.
•Included in net interest income was the recovery of previously charged-off interest of $0.1 million during the fourth quarter of 2020, compared to previously charged-off interest recoveries of $0.3 million during the fourth quarter of 2019. There were no material recoveries of previously charged-off interest included in net interest income during the third quarter of 2020.
•Interest accretion attributable to the fair valuation of acquired loans contributed $3.1 million to net interest income during the fourth quarter of 2020, of which approximately $1.6 million was related to early payoffs. This compares to interest accretion of $3.2 million in net interest income during the third quarter of 2020, of which approximately $1.4 million was related to early payoffs, and compares to interest accretion of $5.2 million in net interest income during the fourth quarter of 2019, of which approximately $2.4 million was related to early payoffs.
The net interest margin ratio was 3.25% for the fourth quarter of 2020 compared to 3.29% reported during the third quarter of 2020 and 3.94% during the fourth quarter of 2019. Quarter over quarter, the decrease was the result of the growth in earning assets as a result of continued record-setting deposit growth invested at lower yields, which was partially offset by lower deposit costs. Year-over-year, the decrease was the result of a reduction in yields on earning assets related to the March 2020 reduction in the federal funds rate, growth in earning assets, resulting from growth in deposits as a result of a change in client behavior related to the coronavirus pandemic (COVID-19), and the interest on subordinated debt issued by the Company in May 2020, partially mitigated by lower deposit costs.
•Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s net interest margin ratio contracted 3 basis points during the fourth quarter of 2020, compared to the third quarter of 2020, primarily due to lower yields on investment securities, partially offset by lower funding costs on time deposits.
•Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s net interest margin ratio contracted 60 basis points, compared to the fourth quarter of 2019, primarily as a result of the impact of the reduction in March 2020 to the federal funds rate, higher cash balances as a result of significant deposit growth, and an increase in interest on long-term debt, all of which were partially offset by lower deposit costs.
PROVISION FOR CREDIT LOSSES
The 2020 provision for credit losses reflects the adoption of the current expected credit loss (CECL) accounting standard, effective January 1, 2020, and expected losses over the life of the loan portfolios in addition to changes in the Company’s internal economic forecast in response to COVID-19 and uncertainty regarding the benefits of government stimulus in response to COVID-19. During the fourth quarter of 2020, the Company recorded a provision for credit losses of $3.2 million, compared to $5.2 million during the third quarter of 2020 and $3.8 million during the fourth quarter of 2019 which was under the previous incurred loss model.

The provision includes the impact of net charge-offs of $4.2 million, or an annualized 0.16% of average loans outstanding, for the fourth quarter of 2020, compared to $4.6 million, or an annualized 0.18% of average loans outstanding, for the third quarter of 2020, and $5.8 million, or an annualized 0.25% of average loans outstanding, for the fourth quarter of 2019.
The Company’s allowance for credit losses on loans held for investment as a percentage of period-end loans held for investment, including PPP loans, increased to 1.47% at December 31, 2020, compared to 1.43% at September 30, 2020 and 0.82% at December 31, 2019. The increase from December 31, 2019 is primarily a result of the adoption of the CECL standard and the impact of COVID-19 on the Company’s economic outlook. Coverage of non-performing loans increased to 300.63% at December 31, 2020, compared to 267.46% at September 30, 2020 and 150.21% at December 31, 2019, primarily as a result of lower levels of non-performing loans. The increase from December 31, 2019 is primarily a result of the adoption of the CECL standard and the impact of COVID-19 on the Company’s economic outlook.
While the allowance for credit losses on loans of 1.47% includes the PPP loan balance, the allowance for credit losses does not include a reserve on the PPP loans which are 100% guaranteed by the Small Business Administration. The allowance for credit losses on loans as a percentage of period-end loans held for investment would have been 12 basis points higher had the PPP loan balances been excluded at December 31, 2020.
NON-INTEREST INCOME
Total non-interest income decreased $10.8 million, or 24.2%, to $33.9 million during the fourth quarter of 2020, as compared to $44.7 million during the third quarter of 2020, primarily driven by a decrease in mortgage banking revenues as a result of the Company retaining mortgage loans originated into our held for investment portfolio and lower levels of swap fees. Total non-interest income decreased $1.2 million, or 3.4%, from $35.1 million during the fourth quarter of 2019.
Mortgage banking revenues decreased $6.4 million, or 44.8%, to $7.9 million during the fourth quarter of 2020, as compared to $14.3 million during the third quarter of 2020. Mortgage banking revenues decreased $0.7 million, or 8.1%, during the fourth quarter of 2020 from $8.6 million during the fourth quarter of 2019. These decreases were primarily driven by an increased retention of mortgage loans into our held for investment portfolio and lower levels of mortgage loan production as a result of decreased levels of refinance activity, and normal seasonal declines. Further reducing mortgage banking revenues were mortgage servicing impairments of $0.1 million during the fourth quarter of 2020, $1.4 million during the third quarter of 2020, and $0.4 million during the fourth quarter of 2019. During the fourth quarter of 2020, loans originated for home purchases accounted for approximately 51.5% of loan production, as compared to 48.6% during the third quarter of 2020 and 55.3% during the fourth quarter of 2019.
Other service charges, commissions, and fees decreased $2.9 million, or 58.0%, to $2.1 million during the fourth quarter of 2020, when compared to $5.0 million during the third quarter of 2020, and increased $0.3 million, or 16.7%, during the fourth quarter of 2020 from $1.8 million during the fourth quarter of 2019. The decrease was primarily driven by a decrease in swap fees of $2.3 million during the fourth quarter of 2020 as compared to the third quarter of 2020 and the increase was primarily driven by an increase in swap fees of $0.7 million during the fourth quarter of 2020 as compared to the fourth quarter of 2019.
Other income decreased $2.6 million, or 56.5%, to $2.0 million during the fourth quarter of 2020, as compared to $4.6 million during the third quarter of 2020, primarily due to a $2.4 million decrease in bank-owned life insurance revenues during the fourth quarter of 2020. Other income decreased $0.5 million, or 20.0%, during the fourth quarter of 2020 from $2.5 million during the fourth quarter of 2019.
NON-INTEREST EXPENSE
Non-interest expense decreased $2.1 million, or 2.1%, to $97.4 million during the fourth quarter of 2020, as compared to $99.5 million during the third quarter of 2020, primarily due to lower salaries and wages. Non-interest expense increased $6.8 million, or 7.5%, as compared to $90.6 million during the fourth quarter of 2019, primarily due to higher salaries and wages, employee benefits, and occupancy and equipment related to the IIBK and CMYF acquisitions, and a decrease in other real estate owned income. These expenses were partially offset by a decrease in acquisition related expenses.
There were no material acquisition related expenses for the third or fourth quarter of 2020 whereas the fourth quarter of 2019 included $0.7 million of such expenses. Exclusive of acquisition related expenses, non-interest expense increased $7.5 million, compared to $89.9 million during the fourth quarter of 2019.
Salaries and wages expenses decreased $2.4 million, or 5.2%, to $43.6 million during the fourth quarter of 2020, compared to $46.0 million during the third quarter of 2020. Salaries and wages expenses increased $3.6 million, or 9.0%, from $40.0 million in the fourth quarter of 2019, which reflected higher overall commissions expenses and higher incentive accruals during the fourth quarter of 2020.

Employee benefit expenses increased $1.2 million, or 10.2%, to $13.0 million during the fourth quarter of 2020, compared to the $11.8 million incurred during the third quarter of 2020, primarily due to higher health insurance expenses. Employee benefit expenses increased $1.8 million, or 16.1%, from $11.2 million during the fourth quarter of 2019, primarily due to higher health insurance expenses and increases in employee benefit plan expenses.
Occupancy and equipment expenses increased $0.3 million, or 2.7%, to $11.6 million during the fourth quarter of 2020, compared to $11.3 million during the third quarter of 2020. Occupancy and equipment expense increased $1.5 million, or 14.9%, during the fourth quarter of 2020 from $10.1 million during the fourth quarter of 2019, primarily due to an increase in depreciation expense related to technology implementations.
BALANCE SHEET
Total assets increased $579.2 million, or 3.4%, to $17,648.7 million as of December 31, 2020, from $17,069.5 million as of September 30, 2020, primarily as a result of higher levels of deposits, resulting in higher levels of cash and cash equivalents and investment securities. Total assets increased $3,004.5 million, or 20.5%, from $14,644.2 million as of December 31, 2019. The increase from the comparable period was primarily as a result of higher levels of deposits, which increased 21.9%, resulting in higher levels of cash and cash equivalents and investment securities.
Loans held for investment decreased $344.7 million, or 3.4%, to $9,807.5 million as of December 31, 2020, from $10,152.2 million as of September 30, 2020, primarily due to forgiveness of PPP loans included in commercial loans and decreases in agricultural loans partially offset by increases in residential and commercial real estate loans. Loans held for investment increased $876.8 million, or 9.8%, as of December 31, 2020, from $8,930.7 million as of December 31, 2019, primarily due to the PPP loans originated during 2020.
Total real estate loans increased $136.2 million, or 2.2%, to $6,399.5 million as of December 31, 2020, from $6,263.3 million as of September 30, 2020, primarily driven by increases in residential loans of $85.1 million, or 6.5%, commercial loans of $52.3 million, or 1.4%, and residential construction loans of $23.0 million, or 10.1%. These increases were offset by decreases in land acquisition and development construction loans of $9.8 million, or 3.6%, commercial construction loans of $7.3 million, or 1.4%, and agricultural loans of $7.1 million, or 3.1%.
Total real estate loans increased $461.3 million, or 7.8%, from December 31, 2019. Growth within the real estate loan portfolio is primarily attributable to increases in commercial loans of $255.4 million, or 7.3%, residential loans of $150.2 million, or 12.1%, commercial construction loans of $92.0 million, or 21.3%, and residential construction loans of $6.8 million, or 2.8%. Growth was primarily offset by decreases in land acquisition and development construction loans of $37.1 million, or 12.3%, and agricultural loans of $6.0 million, or 2.6%.
Total consumer loans decreased $18.9 million, or 1.8%, to $1,025.9 million as of December 31, 2020, from $1,044.8 million as of September 30, 2020. Within the consumer loan portfolio, indirect loans experienced the typical seasonal decline and decreased $7.7 million, or 0.9%, and direct loans decreased $11.5 million, or 7.1%, while credit card loans increased $0.3 million, or 0.4%. Total consumer loans decreased $19.3 million, or 1.8%, from $1,045.2 million, as of December 31, 2019, primarily attributable to deceases in the direct and credit card loan portfolios as compared to December 31, 2019.
Commercial loans decreased $445.7 million, or 17.1%, to $2,153.9 million as of December 31, 2020, from $2,599.6 million as of September 30, 2020, primarily due to the forgiveness of PPP loans during the fourth quarter. Commercial loans increased $480.2 million, or 28.7%, from $1,673.7 million as of December 31, 2019. The increase from 2019 is primarily due to the PPP loans originated during 2020, partially offset by pay-downs within the portfolio.
Agricultural operating loans decreased $27.1 million, or 9.9%, to $247.6 million as of December 31, 2020, from $274.7 million as of September 30, 2020. Agricultural operating loans decreased $31.5 million, or 11.3%, from $279.1 million as of December 31, 2019. The decreases are primarily due to seasonal pay-downs of operating lines.
Mortgage loans held for sale decreased $28.0 million, or 27.5%, to $74.0 million as of December 31, 2020, from $102.0 million as of September 30, 2020. The decline is the result of a decrease in originations of mortgage loans held for sale related to refinance activity, which were significantly elevated in the first half of 2020, as a result of the low interest rate environment, and an increased effort to retain mortgage loans into our held for investment portfolio. Mortgage loans held for sale decreased $26.9 million, or 26.7%, as of December 31, 2020, from $100.9 million as of December 31, 2019, despite a year-over-year increase in originations of mortgage loans, primarily due to an increased effort to retain mortgage loans into our held for investment portfolio during the fourth quarter of 2020 relative to the same period in 2019.

Other real estate owned decreased $3.2 million, or 56.1%, to $2.5 million as of December 31, 2020, from $5.7 million as of September 30, 2020, with the decrease primarily attributable to the disposition of properties during the normal course of business. Other real estate owned decreased $6.0 million, or 70.6%, as of December 31, 2020, from $8.5 million as of December 31, 2019, as a result of the disposition of properties in the normal course of business, partially offset by the addition of three properties held at December 31, 2020.
Other assets decreased $17.4 million, or 6.8%, to $238.4 million as of December 31, 2020, from $255.8 million as of September 30, 2020, primarily due to a decrease in the value of interest rate swap contracts of $13.0 million in addition to normal fluctuations in other assets. Other assets increased $32.1 million, or 15.6%, as of December 31, 2020, from $206.3 million as of December 31, 2019, primarily due to an increase in the volume and value of interest rate swap contracts of $32.1 million.
Total deposits increased $334.6 million, or 2.4%, to $14,217.0 million as of December 31, 2020, from $13,882.4 million as of September 30, 2020, primarily as a result of an increase in interest bearing demand and savings deposits, offset by a $164.7 million decrease in non-interest bearing business deposits and a decrease in interest-bearing time deposits. Total deposits increased $2,553.5 million, or 21.9%, from $11,663.5 million as of December 31, 2019, primarily related to an increase of $1,207.0 million in non-interest-bearing business deposits and an increase in interest-bearing demand and savings deposits. These increases were partially offset by decreases in interest-bearing time deposits.
Securities sold under repurchase agreements increased $271.1 million, or 33.0%, to $1,091.4 million as of December 31, 2020, from $820.3 million as of September 30, 2020, and increased $393.8 million, or 56.5%, as of December 31, 2020, from $697.6 million as of December 31, 2019. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.
The loans held for investment to deposit ratio decreased to 69.0%, as of December 31, 2020, compared to 73.1% and 76.6% as of September 30, 2020 and December 31, 2019, respectively.
The Company is considered to be “well-capitalized” as of December 31, 2020, having exceeded all regulatory capital adequacy requirements. During the fourth quarter of 2020, the Company paid regular common stock dividends of approximately $23.6 million, or $0.38 per share, and repurchased 1,038,142 shares of common stock for approximately $37.9 million at an average price of $36.50 per share pursuant to its previously announced stock repurchase program. Year-over-year, the Company paid regular common stock dividends of $1.40 per share and paid a special common stock dividend of $0.60, for approximately $128.6 million, or $2.00 per share, and repurchased 3,538,142 shares of common stock for approximately $115.4 million at an average price of $32.62 per share pursuant to its previously announced stock repurchase program.
CREDIT QUALITY
As of December 31, 2020, non-performing assets decreased $9.6 million, or 16.0%, to $50.5 million, compared to $60.1 million as of September 30, 2020, primarily due to decreases in non-accrual loans of $5.3 million, or 11.8%, other real estate owned of $3.2 million, or 56.1%, and loans 90 days past due of $1.1 million, or 11.5%.
Criticized loans decreased $37.2 million, or 9.8%, to $342.1 million as of December 31, 2020, from $379.3 million as of September 30, 2020, driven primarily by several upgrades in commercial real estate and loan pay-offs in the agricultural and commercial real estate portfolios, which were partially offset by downgrades of $12.8 million in hospitality. Criticized loans decreased $45.3 million from $387.4 million as of December 31, 2019.
Net loan charge-offs decreased $0.4 million, or 8.7%, to $4.2 million during the fourth quarter of 2020 as compared to $4.6 million during the third quarter of 2020. The net loan charge-offs in the fourth quarter of 2020 were composed of charge-offs of $5.8 million and recoveries of $1.6 million. Net loan charge-offs during the fourth quarter of 2019 were $5.8 million.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; and (vi) return on average tangible common stockholders’ equity. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the foregoing capital adequacy measures to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release: new, or changes in, governmental regulations; more stringent capital requirements, to the extent they may become applicable to us; heightened regulatory requirements resulting from our total assets exceeding $10 billion; changes in accounting standards; any failure to comply with fair lending and other laws and regulations; lending risks and risks associated with loan sector concentrations; a decline in economic conditions that could reduce demand for our products and services; loan credit losses exceeding estimates; the soundness of other financial institutions; declining oil and gas prices, and declining demand for coal; the availability of financing sources for working capital and other needs; a loss of deposits or a change in product mix that increases the Company’s funding costs; changes in interest rates; changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs; competition from new or existing competitors; variable interest rates tied to the London Interbank Offered Rate (LIBOR) that may no longer be available, or may become unreliable, to us; cyber-security risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information; privacy, information security and data protection rules and regulations that affect or limit how we collect and use personal information; the potential impairment of our goodwill; our reliance on other companies that provide key components of our business infrastructure; events that may tarnish our reputation; the loss of the services of our management team and directors; our ability to attract and retain qualified employees to operate our business; costs associated with repossessed properties, including environmental remediation; the effectiveness of our systems of internal operating controls; our ability to implement new technology-driven products and services or be successful in marketing these products and services to our clients; our ability to execute on our intended expansion plans; difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships; our status as a “controlled company” under NASDAQ Marketplace Rules; the volatility in the price and trading volume or our Class A common stock; “anti-takeover” provisions and the regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders; changes in our dividend policy or our ability to pay dividends; our Class A common stock not being an insured deposit; the holders of the Class B common stock having voting control of the Company and the ability to determine virtually all matters submitted to stockholders, including potential change in control transactions; the potential dilutive effect of future equity issuances; the subordination of our Class A common stock to our existing and future indebtedness; the COVID-19 pandemic and the U.S. government’s response to the pandemic; and the effect of global conditions, earthquakes, tsunamis, floods, fires, and other natural catastrophic events.
These factors are not necessarily all the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the SEC under the Exchange Act under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Fourth Quarter 2020 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the results for the fourth quarter of 2020 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Friday, January 29, 2021. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on January 29, 2021 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on February 28, 2021, by dialing 1-877-344-7529 (using conference ID 10150925). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	4Q20 vs 3Q20	4Q20 vs 4Q19
Net interest income	$128.4	$123.0	$122.5	$123.1	$128.2	4.4%	0.2%
Net interest income on a fully-taxable equivalent ("FTE") basis	128.9	123.5	123.0	123.6	128.7	4.4	0.2
Provision for credit losses (1)	3.2	5.2	19.5	29.0	3.8	(38.5)	(15.8)
Non-interest income:
Payment services revenues	11.1	10.5	9.3	10.2	10.8	5.7	2.8
Mortgage banking revenues*	7.9	14.3	14.2	10.9	8.6	(44.8)	(8.1)
Wealth management revenues	6.3	5.9	5.4	6.2	6.0	6.8	5.0
Service charges on deposit accounts	4.3	4.3	3.6	5.4	5.4	NM	(20.4)
Other service charges, commissions, and fees*	2.1	5.0	2.9	2.1	1.8	(58.0)	16.7
Total fee-based revenues	31.7	40.0	35.4	34.8	32.6	(20.8)	(2.8)
Investment securities gains	0.2	0.1	—	—	—	NM	NM
Other income	2.0	4.6	4.3	3.6	2.5	(56.5)	(20.0)
Total non-interest income	33.9	44.7	39.7	38.4	35.1	(24.2)	(3.4)
Non-interest expense:
Salaries and wages	43.6	46.0	44.2	39.9	40.0	(5.2)	9.0
Employee benefits	13.0	11.8	10.4	14.2	11.2	10.2	16.1
Occupancy and equipment	11.6	11.3	11.0	10.1	10.1	2.7	14.9
Core deposit intangible amortization	2.6	2.7	2.7	2.9	2.9	(3.7)	(10.3)
Other expenses*	26.7	27.7	27.2	28.4	27.4	(3.6)	(2.6)
Other real estate owned (income) expense	(0.1)	—	0.1	(0.5)	(1.7)	NM	(94.1)
Acquisition related expenses	—	—	—	—	0.7	NM	NM
Total non-interest expense	97.4	99.5	95.6	95.0	90.6	(2.1)	7.5
Income before taxes	61.7	63.0	47.1	37.5	68.9	(2.1)	(10.4)
Income taxes	14.8	14.7	10.4	8.2	16.5	0.7	(10.3)
Net income	$46.9	$48.3	$36.7	$29.3	$52.4	(2.9)%	(10.5)%

Weighted-average basic shares outstanding	61,906	63,764	64,004	64,790	64,870	(2.9)%	(4.6)%
Weighted-average diluted shares outstanding	62,059	63,861	64,082	64,937	65,168	(2.8)	(4.8)
Earnings per share - basic	$0.76	$0.76	$0.57	$0.45	$0.81	NM	(6.2)
Earnings per share - diluted	0.76	0.76	0.57	0.45	0.80	NM	(5.0)

NM - not meaningful
* During the second quarter of 2020, the Company reclassified certain mortgage banking related amounts reported quarterly prior to June 30, 2020 from other service charges, commissions and fees and mortgage servicing rights amortization and impairment, included in other expenses, into mortgage banking revenues to conform prior periods to the June and subsequent 2020 periods presentation. These reclassifications did not change previously reported net income.
(1) Provision for credit losses on loans for the 2020 periods; provision for loan losses for the 2019 periods.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Year Ended December 31,		% Change
(In millions, except % and per share data)	2020	2019	2020 vs 2019
Net interest income	$497.0	$495.0	0.4
Net interest income on a fully-taxable equivalent ("FTE") basis	499.0	497.0	0.4
Provision for credit losses (1)	56.9	13.9	309.4
Non-interest income:
Payment services revenues	41.1	41.5	(1.0)
Mortgage banking revenues*	47.3	33.2	42.5
Wealth management revenues	23.8	23.8	NM
Service charges on deposit accounts	17.6	21.1	(16.6)
Other service charges, commissions, and fees*	12.1	7.0	72.9
Total fee-based revenues	141.9	126.6	12.1
Investment securities gains	0.3	0.1	NM
Other income	14.5	15.9	(8.8)
Total non-interest income	156.7	142.6	9.9
Non-interest expense:
Salaries and wages	173.7	155.3	11.8
Employee benefits	49.4	51.5	(4.1)
Occupancy and equipment	44.0	41.5	6.0
Core deposit intangible amortization	10.9	11.2	(2.7)
Other expenses*	110.0	111.0	(0.9)
Other real estate owned (income) expense	(0.5)	(2.2)	(77.3)
Acquisition related expenses	—	20.3	(100.0)
Total non-interest expense	387.5	388.6	(0.3)
Income before taxes	209.3	235.1	(11.0)
Income taxes	48.1	54.1	(11.1)
Net income	$161.2	$181.0	(10.9)

Weighted-average basic shares outstanding	63,612	63,645	(0.1)
Weighted-average diluted shares outstanding	63,729	63,885	(0.2)
Earnings per share - basic	$2.53	$2.84	(10.9)
Earnings per share - diluted	2.53	2.83	(10.6)

NM - not meaningful
* During 2020, the Company reclassified certain mortgage banking related amounts reported from other service charges, commissions and fees and mortgage servicing rights amortization and impairment, included in other expenses, into mortgage banking revenues to conform prior periods to the 2020 presentation. These reclassifications did not change previously reported net income.
(1) Provision for credit losses on loans for the 2020 period; provision for loan losses for the 2019 period.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	4Q20 vs 3Q20	4Q20 vs 4Q19
Assets:
Cash and cash equivalents	$2,276.8	$1,860.6	$1,425.0	$869.2	$1,076.8	22.4%	111.4%
Investment securities	4,060.3	3,508.5	3,385.5	3,070.5	3,052.3	15.7	33.0
Mortgage loans held for sale, at fair value	74.0	102.0	169.9	94.4	100.9	(27.5)	(26.7)
Loans held for investment	9,807.5	10,152.2	10,032.5	8,918.0	8,930.7	(3.4)	9.8
Allowance for credit losses	144.3	145.5	146.1	129.1	73.0	(0.8)	97.7
Net loans held for investment	9,663.2	10,006.7	9,886.4	8,788.9	8,857.7	(3.4)	9.1
Goodwill and intangible assets (excluding mortgage servicing rights)	700.8	703.4	706.1	708.8	711.7	(0.4)	(1.5)
Company owned life insurance	296.4	294.9	293.1	295.3	293.8	0.5	0.9
Premises and equipment	312.3	307.8	309.5	308.5	306.0	1.5	2.1
Other real estate owned	2.5	5.7	6.5	8.2	8.5	(56.1)	(70.6)
Mortgage servicing rights	24.0	24.1	24.6	27.8	30.2	(0.4)	(20.5)
Other assets	238.4	255.8	264.8	239.8	206.3	(6.8)	15.6
Total assets	$17,648.7	$17,069.5	$16,471.4	$14,411.4	$14,644.2	3.4%	20.5%

Liabilities and stockholders' equity:
Deposits	$14,217.0	$13,882.4	$13,340.4	$11,565.1	$11,663.5	2.4%	21.9%
Securities sold under repurchase agreements	1,091.4	820.3	756.1	614.1	697.6	33.0	56.5
Long-term debt	112.4	112.4	112.3	13.9	13.9	NM	NM
Subordinated debentures held by subsidiary trusts	87.0	87.0	86.9	86.9	86.9	NM	0.1
Other liabilities	181.1	189.8	176.8	175.3	168.4	(4.6)	7.5
Total liabilities	15,688.9	15,091.9	14,472.5	12,455.3	12,630.3	4.0	24.2
Stockholders' equity:
Common stock	941.1	976.8	1,021.2	1,018.7	1,049.3	(3.7)	(10.3)
Retained earnings	962.1	938.9	912.5	897.6	953.6	2.5	0.9
Accumulated other comprehensive income	56.6	61.9	65.2	39.8	11.0	(8.6)	NM
Total stockholders' equity	1,959.8	1,977.6	1,998.9	1,956.1	2,013.9	(0.9)	(2.7)
Total liabilities and stockholders' equity	$17,648.7	$17,069.5	$16,471.4	$14,411.4	$14,644.2	3.4%	20.5%

Common shares outstanding at period end	62,096	63,115	64,561	64,553	65,246	(1.6)%	(4.8)%
Book value per common share at period end	$31.56	$31.33	$30.96	$30.30	$30.87	0.7	2.3
Tangible book value per common share at period end**	20.28	20.19	20.02	19.32	19.96	0.4	1.6

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share at period end (GAAP) to tangible book value per common share at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	4Q20 vs 3Q20	4Q20 vs 4Q19
Loans:
Real Estate:
Commercial real estate*	$3,743.2	$3,690.9	$3,593.8	$3,543.4	$3,487.8	1.4%	7.3%
Construction:
Land acquisition and development	265.0	274.8	285.3	290.5	302.1	(3.6)	(12.3)
Residential	250.9	227.9	246.2	228.4	244.1	10.1	2.8
Commercial	523.5	530.8	459.8	459.4	431.5	(1.4)	21.3
Total construction	1,039.4	1,033.5	991.3	978.3	977.7	0.6	6.3
Residential real estate*	1,396.3	1,311.2	1,287.6	1,231.0	1,246.1	6.5	12.1
Agricultural real estate	220.6	227.7	224.2	224.6	226.6	(3.1)	(2.6)
Total real estate	6,399.5	6,263.3	6,096.9	5,977.3	5,938.2	2.2	7.8
Consumer:
Indirect	805.1	812.8	801.9	774.6	784.6	(0.9)	2.6
Direct	150.6	162.1	169.3	175.0	179.0	(7.1)	(15.9)
Credit card	70.2	69.9	70.6	75.9	81.6	0.4	(14.0)
Total consumer	1,025.9	1,044.8	1,041.8	1,025.5	1,045.2	(1.8)	(1.8)
Commercial*	2,153.9	2,599.6	2,648.6	1,660.0	1,673.7	(17.1)	28.7
Agricultural	247.6	274.7	282.8	257.9	279.1	(9.9)	(11.3)
Other	1.6	4.2	3.7	3.7	—	(61.9)	NM
Deferred loan fees and costs	(21.0)	(34.4)	(41.3)	(6.4)	(5.5)	(39.0)	281.8
Loans held for investment	$9,807.5	$10,152.2	$10,032.5	$8,918.0	$8,930.7	(3.4)%	9.8%

NM - not meaningful
*In conjunction with the adoption of ASU 2016-13, the Company reclassified 2019 quarterly amounts in our multi-family loan portfolio from residential real estate to commercial real estate. Additionally, the Company reclassified 2019 quarterly amounts in our commercial 1-4 family and commercial home equity lines of credit from commercial real estate to commercial to conform 2019 amounts to the 2020 presentation. These reclassifications did not change previously reported loans held for investment.

Deposits:
Non-interest bearing	$4,633.5	$4,798.2	$4,426.6	$3,309.3	$3,426.5	(3.4)%	35.2%
Interest bearing:
Demand	4,118.9	3,814.1	3,665.6	3,293.8	3,195.4	8.0	28.9
Savings	4,405.9	4,158.0	4,035.6	3,641.4	3,591.6	6.0	22.7
Time, $0.1 and over	419.3	427.6	486.2	560.1	651.1	(1.9)	(35.6)
Time, other	639.4	684.5	726.4	760.5	798.9	(6.6)	(20.0)
Total interest bearing	9,583.5	9,084.2	8,913.8	8,255.8	8,237.0	5.5	16.3
Total deposits	$14,217.0	$13,882.4	$13,340.4	$11,565.1	$11,663.5	2.4%	21.9%

Total core deposits (1)	$13,797.7	$13,454.8	$12,854.2	$11,005.0	$11,009.5	2.5%	25.3%

(1) Core deposits are defined as total deposits less time deposits, $0.1 and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	4Q20 vs 3Q20	4Q20 vs 4Q19

Allowance for Credit Losses: (1)
Allowance for credit losses	$144.3	$145.5	$146.1	$129.1	$73.0	(0.8)%	97.7%
As a percentage of loans held for investment	1.47%	1.43%	1.46%	1.45%	0.82%
As a percentage of non-accrual loans	365.32	324.78	292.79	252.64	170.16

Net charge-offs during quarter	$4.2	$4.6	$2.3	$3.1	$5.8	(8.7)%	(27.6)%
Annualized as a percentage of average loans	0.16%	0.18%	0.09%	0.14%	0.25%

Non-Performing Assets:
Non-accrual loans	$39.5	$44.8	$49.9	$51.1	$42.9	(11.8)%	(7.9)%
Accruing loans past due 90 days or more	8.5	9.6	7.7	12.0	5.7	(11.5)	49.1
Total non-performing loans	48.0	54.4	57.6	63.1	48.6	(11.8)	(1.2)
Other real estate owned	2.5	5.7	6.5	8.2	8.5	(56.1)	(70.6)
Total non-performing assets	$50.5	$60.1	$64.1	$71.3	$57.1	(16.0)%	(11.6)%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.51%	0.59%	0.64%	0.80%	0.64%
Total assets	0.29	0.35	0.39	0.49	0.39

Non-accrual loans to loans held for investment	0.40	0.44	0.50	0.57	0.48

Accruing Loans 30-89 Days Past Due	$54.2	$36.1	$56.8	$53.3	$37.7	50.1%	43.8%
Accruing troubled debt restructurings (TDRs)	3.2	3.2	3.4	5.0	5.5	—	(41.8)

Criticized Loans:
Special Mention	$150.3	$157.1	$122.7	$150.2	$157.5	(4.3)%	(4.6)%
Substandard	187.0	209.8	228.2	243.6	224.0	(10.9)	(16.5)
Doubtful	4.8	12.4	15.2	6.2	5.9	(61.3)	(18.6)
Total	$342.1	$379.3	$366.1	$400.0	$387.4	(9.8)%	(11.7)%

(1) Allowance for credit losses on loans (ACLL) for the 2020 periods; Allowance for loan losses (ALLL) for the 2019 periods.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Dec 31, 2020		Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Annualized Financial Ratios (GAAP)
Return on average assets	1.07%		1.15%	0.93%	0.81%	1.41%
Return on average common stockholders' equity	9.48		9.57	7.49	5.91	10.39
Yield on average earning assets	3.39		3.44	3.71	4.18	4.30
Cost of average interest-bearing liabilities	0.20		0.24	0.27	0.41	0.52
Interest rate spread	3.19		3.20	3.44	3.77	3.78
Net interest margin ratio	3.25		3.29	3.52	3.90	3.94
Efficiency ratio	58.41		57.72	57.27	57.03	53.70
Loans held for investment to deposit ratio	68.98		73.13	75.20	77.11	76.57

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$20.28		$20.19	$20.02	$19.32	$19.96
Tangible common stockholders' equity to tangible assets	7.43%		7.79%	8.20%	9.10%	9.35%
Return on average tangible common stockholders' equity	14.74		14.74	11.68	9.18	16.15

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.19%	*	14.45%	14.76%	13.67%	14.10%
Tier 1 risk-based capital to total risk-weighted assets	12.33	*	12.56	12.85	12.80	13.41
Tier 1 common capital to total risk-weighted assets	11.57	*	11.79	12.07	12.01	12.62
Leverage Ratio	8.16	*	8.62	9.22	9.90	10.13

*Preliminary estimate - may be subject to change. Additionally, the 2020 regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress in relief of the COVID‑19 pandemic on the economy and financial institutions in the United States. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios
(Unaudited)

	Dec 31, 2020	Dec 31, 2019
Financial Ratios (GAAP)
Return on average assets	1.00%	1.28%
Return on average common stockholders' equity	8.12	9.53
Yield on average earning assets	3.65	4.47
Cost of average interest-bearing liabilities	0.27	0.67
Interest rate spread	3.38	3.80
Net interest margin ratio	3.47	3.99
Efficiency ratio	57.61	59.19

Financial Ratios - Operating** (Non-GAAP)
Return on average tangible common stockholders' equity	12.60	15.02

**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$10,127.9	$117.3	4.61%	$10,219.2	$112.6	4.38%	$9,041.1	$118.9	5.22%
Investment securities (2)	3,692.2	16.3	1.76	3,435.1	16.3	1.89	2,896.3	17.1	2.34
Interest bearing deposits in banks	1,944.4	0.6	0.12	1,295.1	0.5	0.15	1,035.3	4.5	1.72
Federal funds sold	0.1	—	—	0.1	—	—	0.3	—	—
Total interest earning assets	$15,764.6	$134.2	3.39%	$14,949.5	$129.4	3.44%	$12,973.0	$140.5	4.30%
Non-earning assets	1,708.9			1,739.9			1,748.9
Total assets	$17,473.5			$16,689.4			$14,721.9
Interest-bearing liabilities:
Demand deposits	$3,984.8	$0.5	0.05%	$3,708.8	$0.4	0.04%	$3,155.2	$1.3	0.16%
Savings deposits	4,307.0	0.4	0.04	4,081.4	0.3	0.03	3,602.1	2.5	0.28
Time deposits	1,088.0	2.0	0.73	1,167.3	2.7	0.92	1,492.7	5.9	1.57
Repurchase agreements	944.2	0.2	0.08	781.2	0.1	0.05	669.1	0.8	0.47
Long-term debt	112.4	1.6	5.66	112.3	1.7	6.02	13.9	0.3	8.56
Subordinated debentures held by subsidiary trusts	87.0	0.6	2.74	86.9	0.7	3.20	86.9	1.0	4.57
Total interest-bearing liabilities	$10,523.4	$5.3	0.20%	$9,937.9	$5.9	0.24%	$9,019.9	$11.8	0.52%
Non-interest-bearing deposits	4,760.4			4,517.3			3,506.7
Other non-interest-bearing liabilities	221.7			226.0			193.6
Stockholders’ equity	1,968.0			2,008.2			2,001.7
Total liabilities and stockholders’ equity	$17,473.5			$16,689.4			$14,721.9
Net FTE interest income		$128.9			$123.5			$128.7
Less FTE adjustments (2)		(0.5)			(0.5)			(0.5)
Net interest income from consolidated statements of income		$128.4			$123.0			$128.2
Interest rate spread			3.19%			3.20%			3.78%
Net FTE interest margin (3)			3.25%			3.29%			3.94%
Cost of funds, including non-interest-bearing demand deposits (4)			0.14%			0.16%			0.37%

(1) Average loan balances include mortgage loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Twelve Months Ended
	December 31, 2020			December 31, 2019
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$9,825.0	$454.7	4.63%	$8,879.1	$472.2	5.32%
Investment securities (2)	3,303.0	66.8	2.02	2,723.8	65.0	2.39
Interest bearing deposits in banks	1,255.2	4.1	0.33	843.6	18.8	2.23
Federal funds sold	0.1	—	—	0.8	—	—
Total interest earning assets	$14,383.3	$525.6	3.65%	$12,447.3	$556.0	4.47%
Non-earning assets	1,726.0			1,720.3
Total assets	$16,109.3			$14,167.6
Interest bearing liabilities:
Demand deposits	$3,631.1	$2.2	0.06%	$3,033.5	$8.6	0.28%
Savings deposits	3,968.7	2.4	0.06	3,463.4	18.4	0.53
Time deposits	1,225.2	13.5	1.10	1,478.9	22.3	1.51
Repurchase agreements	765.8	0.9	0.12	677.3	3.9	0.58
Long-term debt	76.1	4.6	6.04	15.2	1.3	8.55
Subordinated debentures held by subsidiary trusts	86.9	3.0	3.45	86.9	4.5	5.18
Total interest-bearing liabilities	$9,753.8	$26.6	0.27%	$8,755.2	$59.0	0.67%
Non-interest-bearing deposits	4,158.8			3,327.5
Other non-interest-bearing liabilities	211.5			185.9
Stockholders’ equity	1,985.2			1,899.0
Total liabilities and stockholders’ equity	$16,109.3			$14,167.6
Net FTE interest income		$499.0			$497.0
Less FTE adjustments (2)		(2.0)			(2.0)
Net interest income from consolidated statements of income		$497.0			$495.0
Interest rate spread			3.38%			3.80%
Net FTE interest margin (3)			3.47%			3.99%
Cost of funds, including non-interest-bearing demand deposits (4)			0.19%			0.49%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Total common stockholders' equity (GAAP)	(A)	$1,959.8	$1,977.6	$1,998.9	$1,956.1	$2,013.9
Less goodwill and other intangible assets (excluding mortgage servicing rights)		700.8	703.4	706.1	708.8	711.7
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,259.0	$1,274.2	$1,292.8	$1,247.3	$1,302.2

Total assets (GAAP)		$17,648.7	$17,069.5	$16,471.4	$14,411.4	$14,644.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		700.8	703.4	706.1	708.8	711.7
Tangible assets (Non-GAAP)	(C)	$16,947.9	$16,366.1	$15,765.3	$13,702.6	$13,932.5

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,968.0	$2,008.2	$1,970.8	$1,993.6	$2,001.7
Less goodwill and other intangible assets (excluding mortgage servicing rights)		702.0	704.8	707.4	710.2	714.1
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,266.0	$1,303.4	$1,263.4	$1,283.4	$1,287.6

Total quarterly average assets	(F)	$17,473.5	$16,689.4	$15,793.4	$14,460.5	$14,721.9
Annualized net income available to common shareholders	(G)	186.6	192.2	147.6	117.8	207.9
Common shares outstanding	(H)	62,096	63,115	64,561	64,553	65,246
Return on average assets (GAAP)	(G)/(F)	1.07%	1.15%	0.93%	0.81%	1.41%
Return on average common stockholders' equity (GAAP)	(G)/(D)	9.48	9.57	7.49	5.91	10.39
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	11.26	12.03	12.48	13.79	13.60
Book value per common share (GAAP)	(A)/(H)	$31.56	$31.33	$30.96	$30.30	$30.87
Tangible book value per common share (Non-GAAP)	(B)/(H)	20.28	20.19	20.02	19.32	19.96
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	7.43%	7.79%	8.20%	9.10%	9.35%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	14.74	14.74	11.68	9.18	16.15

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		For the Year Ended
(In millions, except % and per share data)		Dec 31, 2020	Dec 31, 2019
Net income	(A)	$161.2	$181.0
Average assets	(B)	16,109.3	14,167.6

Return on average assets (GAAP)	(A)/(B)	1.00%	1.28%

Average stockholders’ equity (GAAP)	(C)	$1,985.2	$1,899.0
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		706.1	694.1
Average tangible common stockholders’ equity (Non-GAAP)	(D)	$1,279.1	$1,204.9

Return on average common equity (GAAP)	(A)/(C)	8.12%	9.53%
Return on average tangible common stockholders’ equity (Non-GAAP)	(A)/(D)	12.60%	15.02%

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com